Exhibit 99.1

Yuma Energy, Inc.

NEWS RELEASE

Yuma Energy, Inc. Announces Pricing of Public Offering of Series A Preferred Stock

HOUSTON, TX – October 16, 2014 (Marketwired) – Yuma Energy, Inc. (NYSE MKT: YUMA) (the “Company” or “Yuma”) announced today that it has priced an underwritten public offering of 477,273 shares of its 9.25% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) at a public offering price of $22.00 per share.

Gross proceeds to the Company are expected to be approximately $10.5 million before deducting the underwriting discount and other estimated offering expenses payable by the Company. Closing of the offering is scheduled for October 23, 2014, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from the offering to repay borrowings under its subsidiary’s credit facility and general corporate purposes.

In connection with the offering, the Company intends to grant the underwriters a 30-day option to purchase additional shares of Series A Preferred Stock to cover over-allotments, if any.

The Company has filed an application to list the shares of Series A Preferred Stock on the NYSE MKT under the symbol “YUMAprA.” If approved by the NYSE MKT, trading of the Series A Preferred Stock on the NYSE MKT is expected to begin within 30 days after the date of initial issuance of the Series A Preferred Stock. MLV & Co. LLC, Euro Pacific Capital and Northland Capital Markets are acting as Joint Book-Running Managers for the offering. Ladenburg Thalmann, a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), is acting as Co-Manager. ‘Northland Capital Markets’ is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

The offering is being made pursuant to the Company’s existing effective shelf registration statement, previously filed with the Securities and Exchange Commission (“SEC”). A final prospectus supplement relating to the offering will be filed with the SEC.

The offering of these securities will be made only by means of a prospectus and related prospectus supplement, when available. Before you invest, you should read the prospectus in the registration statement and related prospectus supplements and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. Copies of the prospectus and accompanying preliminary prospectus supplement relating to these securities may be obtained for free by visiting the SEC’s website at www.sec.gov or by written request to Yuma Energy, Inc., 1177 West Loop South, Suite 1825, Houston, TX 77027. Alternatively, you may obtain these documents by contacting the underwriters at MLV & Co. LLC, 1251 Avenue of the Americas, New York, NY 10020; Attention: Randy Billhardt, Email: rbillhardt@mlvco.com; Telephone: 888-344-2272.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Yuma Energy, Inc.

Yuma Energy, Inc. is a U.S.-based oil and gas company focused on the exploration for, and development of, conventional and unconventional oil and gas properties, primarily through the use of 3-D seismic surveys, in the U.S. Gulf Coast and California. The Company has employed a 3-D seismic-based strategy to build a multi-year inventory of development and exploration prospects. The Company’s current operations are focused on onshore central Louisiana, where the Company is targeting the Austin Chalk, Tuscaloosa, Wilcox, Frio, Marg Tex and Hackberry formations. In addition, the Company has a non-operated position in the Bakken Shale in North Dakota and operated positions in Kern and Santa Barbara Counties in California. Yuma’s common stock is traded on the NYSE MKT under the trading symbol “YUMA.”

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken occur or be achieved. The forward-looking statements include statements about future operations, estimates of reserve and production volumes. Forward-looking statements are based on current expectations and assumptions and analyses made by Yuma in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform with expectations is subject to a number of risks and uncertainties, including but not limited to: fluctuations in oil and gas prices; the risks of the oil and gas industry (for example, operational risks in drilling and exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits); the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather; inability of management to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change. Yuma’s annual report on Form 10-K for the year ended December 31, 2013, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other SEC filings discuss some of the important risk factors identified that may affect its business, results of operations, and financial condition. Yuma undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For more information, please contact:

James J. Jacobs
Vice President – Corporate and Business Development
Yuma Energy, Inc.
1177 West Loop South, Suite 1825
Houston, TX 77027
Telephone: (713) 968-7000